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                                                                 EXHIBIT 10(xix)

                          UNITED DOMINION REALTY TRUST
            DESCRIPTION OF THE LONG TERM INCENTIVE COMPENSATION PLAN

Background

     In 1998, the shareholders approved an amendment to the Company's 1985 Stock Option Plan which limited the amount of shares of Common Stock issuable on the exercise of options outstanding at any given time to 8% of the number of shares issued and outstanding at that time, subject to a maximum aggregate limit of 10,000,000 shares. The Board of Directors has approved, in various stages, a 1999 Long-Term Incentive Plan ("LTIP") for the purpose of granting awards of restricted stock and cash performance unit awards. On March 20, 2001, our Board approved amendments of the LTIP to include a possible award of options. The LTIP is being submitted for approval by our shareholders at the annual meeting so that incentive stock options may be awarded and so that future awards made under the LTIP may be fully deductible without regard for the deduction limits of
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

     As of March 9, 2001, there were 3,781,175 shares of Common Stock available for grant under the 1985 Stock Option Plan, and 218,825 shares of restricted stock have been awarded pursuant to the LTIP. We have reserved 4,000,000 shares for issuance upon the grant or exercise of awards pursuant to the LTIP. If the shareholders approve the LTIP, no additional grants will be made under the 1985 Stock Option Plan. Approximately 2,000 employees are eligible to participate in the LTIP.

     The purpose of the LTIP is to promote our success by linking the personal interests of our employees, officers and directors to those of our shareholders, and by providing participants with an incentive for outstanding performance. The LTIP authorizes the granting of awards in any of the following forms:

     .  options to purchase shares of Common Stock

     .  stock appreciation rights

     .  restricted stock

     .  dividend equivalents

     .  other stock-based awards

     .  any other right or interest relating to Common Stock, or

     .  cash.

     No more than 15% of the shares authorized under the LTIP may be granted as awards of restricted stock or unrestricted stock awards. The maximum number of shares of Common Stock with respect to one or more options and/or stock appreciation rights that may be granted during any one calendar year under the LTIP to any one person is 500,000. The maximum fair market value of any awards (other than options and stock appreciation rights) that may be received by a participant (less any consideration paid by the participant for such award) during any one calendar year under the LTIP is $1,000,000.

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Administration

     The LTIP is administered by the Compensation Committee of our Board of Directors. The Committee has the authority to designate participants; determine the type or types of awards to be granted to each participant and the number, terms and conditions thereof; establish, adopt or revise any rules and regulations as it may deem advisable to administer the plan; and make all other decisions and determinations that may be required under the plan. The Board of Directors may at any time administer the plan. If it does so, it will have all the powers of the Committee.

Formula Grants to Non-Employee Directors

     The LTIP provides for the automatic grant of non-qualified stock options to our non-employee directors. On the day that such director first joins the Board (or on the day of the 2001 annual meeting if he or she is already on the Board at that time), each non-employee director will receive a grant of options to purchase 5,000 shares of Common Stock. These initial options are immediately exercisable and have a five-year term. In addition, on the day after each annual meeting of our shareholders beginning with the 2001 annual meeting, each non-employee director then in office will receive an option to purchase 2,000 shares of Common Stock. These annual options are immediately exercisable and have a 10-year term. Pro-rata grants will be made if at any time there are insufficient shares under the LTIP to make the full scheduled grants of non-employee director options.

     The exercise price for each of these options will be the fair market value of our Common Stock on the date of grant. A director's options will not automatically lapse if he or she ceases to qualify as a non-employee director, as long as he or she remains a member of the Board. However, such options will lapse 30 days after the director ceases to serve as a member of the Board, unless he or she retires. The Committee may make discretionary awards to non-employee directors pursuant to the other provisions of the plan.

Discretionary Awards

     Stock Options. The Committee is authorized to grant incentive stock options or non-qualified stock options under the plan. The terms of an incentive stock option must meet the requirements of Section 422 of the Code. All options will be evidenced by a written award agreement with the participant, which will include any provisions specified by the Committee. However, the exercise price of an option may not be less than the fair market value of the underlying stock on the date of grant and no option may have a term of more than 10 years. In addition, the Committee is not permitted to grant options with a "re-load" feature, which provides for the automatic grant of a new option if the optionee delivers shares of stock as full or partial payment of the exercise price of the original option.

     Stock Appreciation Rights. The Committee may grant stock appreciation rights under the plan. Upon the exercise of a stock appreciation right, the participant has the right to receive the excess, if any, of: the fair market value of one share of Common Stock on the date of exercise, over the grant price of the stock appreciation right as determined by the Committee, which will not be less than the fair market value of one share of Common Stock on the date of grant. All awards of stock appreciation rights will be evidenced by an award agreement, reflecting the terms, methods of exercise, methods of settlement, form of consideration payable in settlement, and any other terms and conditions of the stock appreciation right, as determined by the Committee at the time of grant.

     Restricted Stock Awards. The Committee may make awards of restricted stock to participants, which will be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote restricted stock or the right to receive dividends, if any, on the restricted stock). No more than 15% of the shares authorized under the LTIP may be granted as awards of restricted stock or unrestricted stock awards.

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     Dividend Equivalents. The Committee is authorized to grant dividend equivalents to participants subject to such terms and conditions as may be selected by the Committee. Dividend equivalents entitle the participant to receive payments equal to dividends with respect to all or a portion of the number of shares of Common Stock subject to an option award or stock appreciation right award, as determined by the Committee. The Committee may provide that dividend equivalents be paid or distributed when accrued or be deemed to have been reinvested in additional shares of Common Stock or otherwise reinvested.

     Other Stock-Based Awards. The Committee may, subject to limitations under applicable law, grant to participants such other awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of Common Stock as deemed by the Committee to be consistent with the purposes of the plan, including without limitation of shares of Common Stock awarded purely as a bonus and not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Common Stock, and awards valued by reference to book value of shares of Common Stock or the value of securities of or the performance of specified parents or subsidiaries. The Committee will determine the terms and conditions of any such awards.

     . Performance Goals. The Committee may determine that any award will be determined solely on the basis of

     . our achievement (or the achievement of our parent or subsidiary) of a specified target return, or target growth in return, on equity or assets,

     . our total shareholder return (stock price plus reinvested dividends) relative to a defined comparison group or target over a specific performance period,

     .  our stock price,

     . the achievement by an individual, us, or a business unit of ours or our parent or subsidiary, of a specified target, or target growth in, revenues, net income or earnings per share,

     . the achievement of objectively determinable goals with respect to product delivery, product quality, customer satisfaction, meeting budgets and/or retention of employees, or

     .  any combination of the above.

     If an award is made on such basis, the Committee must establish goals prior to the beginning of the period for which such performance goal relates (or such later date as may be permitted under applicable tax regulations) and the Committee may for any reason reduce (but not increase) any award, notwithstanding the achievement of a specified goal. Any payment of an award granted with performance goals will be conditioned on the written certification of the Committee in each case that the performance goals and any other material conditions were satisfied.

     Limitations on Transfer; Beneficiaries. No award will be assignable or transferable by a participant other than by will or the laws of descent and distribution or, except in the case of an incentive stock option, pursuant to a qualified domestic relations order; provided, however, that the Committee may (but need not) permit other transfers where the Committee concludes that such transferability does not result in accelerated taxation, does not cause any option intended to be an incentive stock option to fail to qualify as such, and is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, any state or federal tax or securities laws or regulations applicable to transferable awards. A participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the participant and to receive any distribution with respect to any award upon the participant's death.

     Acceleration Upon Certain Events. Upon a participant's death, disability or retirement, all of his or her outstanding options, stock appreciation rights, and other awards in the nature of rights that may be exercised will


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become fully exercisable and all restrictions on his or her outstanding awards will lapse, except that in the case of retirement such awards will remain exercisable for the full original term. Any of his or her options or stock appreciation rights will thereafter continue or lapse in accordance with the other provisions of the LTIP and the award agreement. Unless otherwise provided in an award agreement, upon the occurrence of a change in control of the Company (as defined in the plan), all outstanding options, stock appreciation rights, and other awards in the nature of rights that may be exercised will become fully vested and all restrictions on all outstanding awards will lapse; provided, however that such acceleration will not occur if, in the opinion of our accountants, such acceleration would preclude the use of pooling of interest accounting treatment for a change in control transaction that would otherwise qualify for such accounting treatment and is contingent upon qualifying for such accounting treatment. In addition, the Committee may at its discretion declare any or all awards to be fully vested, and/or all restrictions on all outstanding awards to lapse. The Committee may discriminate among participants or among awards in exercising such discretion.


Termination and Amendment

     Our Board of Directors or the Committee may, at any time and from time to time, terminate, amend or modify the LTIP without shareholder approval; but they may condition any amendment on the approval of our shareholders if such approval is necessary under tax, securities or other applicable laws, policies or regulations. No termination or amendment of the LTIP may adversely affect any award previously granted under the LTIP without the written consent of the participant. The Committee may amend or terminate outstanding awards. However, such amendments may require the consent of the participant and, unless approved by the shareholders or permitted by the anti-dilution provisions of the plan, the exercise price of an outstanding option may not be reduced.


Certain Federal Tax Effects of the Grant, Exercise and Transfer of Options

     Non-qualified Stock Options. There will be no federal income tax consequences to the optionee or to us upon the grant of a non-qualified stock option under the plan. When the optionee exercises a non-qualified option, however, he or she will realize ordinary income in an amount equal to the excess of the fair market value of the Common Stock received upon exercise of the option at the time of exercise over the exercise price, and we will be allowed a corresponding deduction, subject to applicable limitations under Code Section 162(m). Any gain that the optionee realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.

     Incentive Stock Options. There typically will be no federal income tax consequences to the optionee or to us upon the grant or exercise of an incentive stock option. If the optionee holds the option shares for the required holding period of at least two years after the date the option was granted or one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and we will not be entitled to a federal income tax deduction. If the optionee disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, he or she will realize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and we will be allowed a federal income tax deduction equal to such amount, subject to applicable limitations under Code Section 162(m). While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee's alternative minimum taxable income.

     Transfers of Options. The Committee may, but is not required to, permit the transfer of non-qualified stock options granted under the plan. Based on current tax and securities regulations, such transfers, if permitted, are likely to be limited to gifts to members of the optionee's immediate family or certain entities controlled by the optionee or such family members. The following paragraphs summarize the likely income, estate, and gift tax consequences to

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the optionee, us, and any transferees, under present federal tax regulations, upon the transfer and exercise of such options.

     Federal Income Tax. There will be no federal income tax consequences to the optionee, us, or the transferee upon the transfer of a non-qualified stock option. However, the optionee will recognize ordinary income when the transferee exercises the option, in an amount equal to the excess of the fair market value of the option shares upon the exercise of such option over the exercise price, and we will be allowed a corresponding deduction, subject to applicable limitations under Code Section 162(m). The gain, if any, realized upon the transferee's subsequent sale or disposition of the option shares will constitute short-term or long-term capital gain to the transferee, depending on the transferee's holding period. The transferee's basis in the stock will be the fair market value of such stock at the time of exercise of the option.

     Federal Estate and Gift Tax. If an optionee transfers a non-qualified stock option to a transferee during the optionee's life but before the option has become exercisable, the optionee will not be treated as having made a completed gift for federal gift tax purposes until the option becomes exercisable. However, if the optionee transfers a fully exercisable option during the optionee's life, he or she will be treated as having made a completed gift for federal gift tax purposes at the time of the transfer. If the optionee transfers an option to a transferee by reason of death, the option will be included in the decedent's gross estate for federal estate tax purposes. The value of such option for federal estate or gift tax purposes may be determined using a "Black-Scholes" or other appropriate option pricing methodology, in accordance with IRS requirements.